EXHIBIT  10.4

AGREEMENT FOR PROJECTS

This Agreement for Projects (“Agreement”) is entered into by International Integration Oil & Gas Construction Syndicate (“Minneftegazstroi”), represented by its General Director, Alibekov Yakhya Imranovich, The Sahara Group, Inc., a Delaware (U.S.) corporation (“Sahara Group”), represented by its President, Rusbek Bisultanov, and Firecreek Petroleum, Inc., a Delaware (U.S.) corporation (“Firecreek”), represented by its President, John R. Taylor.

1.

Minneftegazstroi is entering into an agreement (the “Tekhnoton Agreement”) to purchase 90% of the stock of Tekhnoton, a Russian company (“Tekhnoton”). The other 10% is owned by Krasnador Admin. The proposed form of the Tekhnoton Agreement is attached as Exhibit “A”. The parties agree that the purchase of Tekhnoton stock will be done in such a manner so that the parties own such stock as follows:

a.

25% of the stock of Tekhnoton shall be owned by Minneftegazstroi. It is contemplated that the shares owned by Krasnodar Admin will be acquired within one year. At that time, Minneftegazstroi will receive one-half of the 10% now owned by Krasnodar Admin, so that Minneftegazstroi will then own 30% of Tekhnoton.

b.

65% of the stock of Tekhnoton shall be shared by a Russian subsidiary company to be formed by Sahara Group (“Sahara Group Russia”) and by a Russian subsidiary company to be formed by Firecreek (“Firecreek Russia”) on a basis mutually acceptable to them. When the shares now owned by Krasnodar Admin are acquired, one-half of the 10% now owned by Krasnodar Admin will be shared by Sahara Group Russia and Firecreek Russia on a basis mutually acceptable to them, so that they will then together own 70% of Tekhnoton.

2.

The parties will enter into an agreement such that the directors of Tekhnoton will always be: 2 directors designated by Minneftegazstroi; 2 directors designated by Firecreek Russia; and 2 directors designated by Sahara Group Russia. It is anticipated that these directors will include: for Firecreek - John R. Taylor and William E. Merritt; for Sahara Group Russia - , Rusbek Bisultanov and David A. Christian; and for Minneftegazstroi - Alibekov Yakhya Imranovich and one other person designated by Minneftegazstroi. This agreement will provide that the officers will include (but not be limited to) the following: General Manager – Rusbek Bisultanov; President - John R. Taylor; Senior Vice President - Alibekov Yakhya Imranovich; Vice President – William E. Merritt; Vice President – David A. Christian. Salaries of directors and officers will be determined by the board.

3.

Tekhnoton owns licenses covering certain Russian oil and gas fields (these fields are referred to as the “Tekhnoton Fields”). Copies of these licenses are attached as Exhibit “B”. Minneftegazstroi states that the purchase of the stock of Tekhnoton by the parties will not affect the licenses, and the licenses will be in full force and effect after the purchase. The parties intend to determine and accomplish projects for the Tekhnoton Fields.

4.

The board of Tekhnoton will adopt a policy, mutually acceptable to the parties, requiring the unanimous consent of the directors to approve work programs, budgets, quarterly expenditures, and other matters customarily provided in a standard joint venture oil field operating agreement. This policy will be proposed by Firecreek for the review and approval of the parties within 30 days after the date of this Agreement.

5.

Exhibit “C” lists fields for which the parties have entered into negotiations to acquire the license rights or use of the license rights. These negotiations are continuing. The parties agree to cooperate diligently to complete such negotiations, without guaranty that rights to such fields will be acquired.

6.

Firecreek Russia will arrange funding for the projects as approved by the parties. The budgets for the Tekhnoton Fields will be agreed upon by the parties within 30 days after the date of this Agreement. The budgets will include the amount needed by New Company to perform due diligence review of Tekhnoton and to purchase the stock of Tekhnoton. The obligations of the parties under this Agreement are conditioned upon satisfactory audit of Tekhnoton.

7.

This Agreement is subject to approval of the boards of directors of the parties being obtained within 10 days after the date of this Agreement.

Executed as of the 14th day of June, 2005.

The Sahara Group, Inc.

Minneftegazstroi

Firecreek Petroleum, Inc.

By:

/s/ Rusbek Bisultanov

By: /s/ Alibekov Yakhya Imranovich

By: /s/ John R. Taylor

Rusbek Bisultanov

Alibekov Yakhya Imranovich

John R. Taylor

President

General Director

President

Exhibit “A”

Tekhnoton Agreement

Exhibit “B”

Tekhnoton Licenses

Exhibit “C”

Oil and Gas Field Acquisition and Development

The acquisition and development of oil and gas fields in the Krasnodar and Stavropol States of the Russian Federation will take place in two stages. The first stage will be comprised of the two Tekhnoton Fields (the Protoka and Temryukskiy Yuzh fields), and the additional fields of:

Abinskoye – Krasnodar Krie

Doobskoye – Krasnodar Krie

Koshekhablskoye – Krasnodar Krie

Vorobevskoye – Stavropol Krie

Chepakovskoye – Stavropol Krie

The second stage are fields that had been previously identified for acquisition but have become delayed due to management change. It is anticipated that after the internal personnel problems are resolved, negotiations will resume and the transactions may be completed. These fields:

Anastasiyevsko-Troitskoye

Kurchanskoye

Ukrainskoye

Abino-Ukrainskoye

Levkinskoye